Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

December 7, 2007

MIDWEST AIR GROUP CERTIFIES SUBSTANTIAL COMPLIANCE WITH SECOND REQUEST; ENTERS INTO TIMING AGREEMENT WITH JUSTICE DEPARTMENT

Milwaukee, Wisconsin, December 7, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, announced that the parties involved in the pending acquisition of Midwest Air Group by Midwest Air Partners, LLC, an affiliate of TPG Capital, have certified substantial compliance in response to the request for additional information from the U.S. Department of Justice (DOJ) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Additionally, Midwest Air Group, TPG Capital and Northwest Airlines have entered into a timing agreement with the DOJ, under which the parties have agreed that they will not close the transaction before January 31, 2008 without the DOJ’s concurrence. Midwest Air Group anticipates that the actual closing will occur as soon as practicable consistent with the agreement.

As previously announced, the transaction was approved at a special meeting of Midwest shareholders on October 30. In addition to anti-trust approvals, completion of the transaction is subject to satisfaction of customary closing conditions.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to more than 50 cities. More information is available at http://www.midwestairlines.com.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof

- MORE -

and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest, are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

###